EXHIBIT 99.2

November 7th, 2023
GoPro, Inc. (NASDAQ: GPRO)
Management Commentary
Q3 2023 Earnings Call

Christopher Clark
Vice President, Corporate Communications, GoPro, Inc.

Enclosed is GoPro’s third quarter 2023 earnings report. Following this brief introduction is management commentary from GoPro’s CEO, Nicholas Woodman, and CFO and COO, Brian McGee. This commentary may include forward-looking statements. Forward-looking statements and all other statements that are not historical facts are not guarantees of future performance and are subject to a number of risks and uncertainties which may cause actual results to differ materially. Additionally, any forward-looking statements made today are based on assumptions as of today. This means that results could change at any time and we do not undertake any obligation to update these statements as a result of new information or future events. To better understand the risks and uncertainties that could cause actual results to differ from our commentary, we refer you to our most recent annual report on Form 10-K for the year ended December 31, 2022, which is on file with the Securities and Exchange Commission (“SEC”) and other reports that we may file from time to time with the SEC.

In the management commentary, we may discuss gross margin, operating expense, net profit and loss, adjusted EBITDA as well as basic and diluted net profit and loss per share in accordance with GAAP, and on a non-GAAP basis. A reconciliation of GAAP to non-GAAP operating expenses can be found in the press release that was issued this afternoon, which is posted on the investor relations section of our website. Unless otherwise noted, all income statement-related numbers that are discussed in the management commentary, other than revenue, are non-GAAP.

Nicholas Woodman
Founder, Chief Executive Officer and Chairman, GoPro, Inc.

Thank you for reading GoPro’s Q3 2023 management commentary.

Today, I’m excited to share the positive progress we’re making against the growth and TAM expansion strategy we initiated in May 2023.

As a reminder, this strategy included:
•A return to lower, pre-pandemic pricing to drive unit sales
•The re-introduction of entry-level priced GoPro cameras to reach new customers
•Increased marketing to drive awareness
•Expanding GoPro’s global retail channel presence to better serve consumers’ post-pandemic shopping behavior

We believe all of the above are catalysts that will result in meaningful revenue, subscriber and profit growth over the next two years.

In Q3 2023, both revenue and non-GAAP earnings per share exceeded the mid-point of our guidance. Revenue was $294 million and non-GAAP earnings per share was $0.04, and we ended the quarter on-target with 2.5 million subscribers.

In September, we launched our new $399 flagship camera, HERO12 Black, loaded with powerful new features for both professional and casual users and further establishing GoPro as the performance and value benchmark for our industry. Our launch resulted in global acclaim, generating a positive response from the media and public alike:

•“The HERO12 Black is the newest action camera from GoPro, and it’s an absolute beast. For amateurs, influencers, and professionals, GoPro has added new features and content creation tools that make it easier to edit and share your videos with the world.” – Mashable
•“This feels like a truly refined device, and it’s an effortless joy to use.” – Slashgear
•“The GoPro HERO12 Black focuses on what matters most, boasting incredible video performance, outstanding dynamic range, and superior stabilization.” – Tom’s Guide
•“The GoPro HERO12 Black features an upgraded video engine with pro-level features while still catering to casual filmmakers with ease-of-use improvements, making it the action camera to beat.” – PC Magazine (with Editor’s Choice award)

As I mentioned, revenue for the quarter was ahead of guidance. This was a result of HERO12 Black and our entry level price point cameras both exceeding our expectations. Our entry-level SKUs generated 19% of camera revenue, demonstrating their TAM expanding potential without cannibalizing our high end SKUs.

Third quarter 2023 retail channel revenue grew 12% year-over-year to $231 million, or 78% of total revenue. Total camera unit sales grew 31% sequentially and 16% year-over-year. Total camera units sold into retail grew 35% and retail sell-through grew 29%, respectively, year-over-year, aided by our renewed focus on growing our retail channel presence.

Last quarter we shared a target of adding approximately 2,000 new retail doors globally by the end of 2023 and I’m happy to report that we’re tracking ahead of that goal, having already added 2,500 new retail doors as of today. Our work with these retailers includes refreshed point-of-purchase (POP) merchandisers, improved in-store brand presence, and enhanced account management to enable premium representation in each retail location.

Our 2024 target is to open more than 3,000 additional retail doors globally, bringing our total to approximately 25,000, which would be an increase of more than 30% from when we initiated this growth strategy in May of 2023.

To further leverage our growing retail network and expand our TAM, over the next two years we plan to introduce several new types of cameras beginning in the second quarter of 2024. We believe each of these new camera SKUs will address distinct use cases and will be built at improved margin profiles which we expect to contribute materially to revenue and earnings in 2024 and 2025.

In addition to scaling our presence at retail, we continue to enhance the shopping experience at GoPro.com, where we sell in more than 60 countries. While GoPro.com is a significant direct-to-consumer sales channel representing 22% of revenue in Q3 including our subscription revenue, it’s also where consumers can learn about our complete end-to-end camera and software ecosystem, which includes our subscription service.

Our subscription service continues to perform as both a high-value, enabling solution for subscribers and a high margin revenue stream for GoPro. We finished Q3 on target with 2.5 million subscribers, representing 20% growth year-over-year.

Subscriber attach and retention rates remain strong. In Q3, the subscription attach rate was 40%. Retention for our annual subscribers, who represent 90% of total subscribers, remained consistent with the prior quarter at between 60% and 65% for first year renewals and between 70% and 75% for second year renewals. We expect to finish 2023 with between 2.5 and 2.6 million subscribers, with additional subscriber growth in 2024.

As an added benefit for GoPro subscribers, later this month we’re launching a desktop version of our Quik app for macOS at no additional charge. The Quik desktop app will bring the simplicity and convenience of automatic edits to desktop users, along with manual editing and media management tools, sync’d editing between mobile and desktop apps, plus the ability to import footage from any camera. We plan to launch a Windows version of the Quik desktop app in the second quarter of 2024.

As part of the Quik desktop app launch, we’re introducing a new Premium+ $99.99 subscription tier that includes an advanced, desktop-based HyperSmooth Pro video stabilization feature, plus increased cloud storage for footage captured with any camera. GoPro subscribers at both the original $49.99 Premium tier and new $99.99 Premium+ tier will continue to enjoy unlimited cloud storage of footage captured with their GoPro at original quality.

We expect our new Quik desktop app to further establish GoPro as an exciting end-to-end content creation solution for consumers, whether they’re just getting started or they’re an advanced creator. Our innovative auto-editing experience represents a convenient starting point for new creators and we believe the ongoing investments we’re making in AI and computer vision will help maintain GoPro as an innovator in this space.

To reinforce GoPro's commitment to innovation and engineering excellence, we recently welcomed Vince Nakayama as GoPro’s new Senior Vice President of Engineering. Vince brings a unique blend of software, hardware and UX experience to GoPro, having delivered many unique product and content experiences while holding influential roles at HP, Silicon Graphics, NetApp, Apple, Sony, Amazon, Flex, and Microsoft. He’s passionate about cameras and cutting-edge technologies and we’re excited for him to augment our efforts in AI to help our customers enrich their content and discover more utility in the use of their cameras and accessories.

On the marketing front, we’re making solid progress in driving awareness and visibility for GoPro’s brand through increased marketing collaboration with our retail channel partners as well as expanded athlete and event sponsorships and activations that align with the markets we serve. An example of this is the recently announced slate of motorsports series GoPro is now aligned with as the official action camera partner: MotoGP, FIA Karting World Championships, AMSOIL Championship Off-Road, Pro Motocross Championship, Formula DRIFT, and Nitrocross. These partnerships benefit both GoPro and the series themselves through the incredible content we produce together — content that authentically demonstrates the performance of our products and legitimizes our brand in the sport.

We’re excited about our future, which would not be possible without our approximately 900 passionate employees. I want to thank them for their commitment to excellence. We foster a workplace culture of respect and accountability, an approach that yields consistently high employee engagement rates and third party recognition. Most recently we were recognized by U.S. News & World Report as one of the best places to work, adding to Outside Magazine’s recognition of GoPro as one of the 50 best places to work for the past two years.

We’re excited for the holiday season – demand is strong, we’re making steady progress expanding our retail network, and we’re looking forward to launching new margin-accretive hardware in 2024 while continuing to enhance our software and subscription offerings. We believe our strategy positions us well for the rest of the year and will yield meaningful unit, revenue, subscriber and profit growth in 2024 and 2025.

Brian McGee
Executive Vice President, Chief Financial Officer and Chief Operating Officer, GoPro, Inc.

The third quarter of 2023 represents the first full quarter operating under the growth and TAM expansion strategy that we implemented in May 2023, which included:
•Reducing camera pricing to pre-pandemic price points and discontinuing subscription-related camera discounts at the time of purchase at GoPro.com
•The re-introduction of entry-level price point cameras to expand our TAM
•Scaling our marketing spend to pre-pandemic levels over time
•Introducing more hardware and software products over time to solve for more use cases

We're pleased to note that our Q3 results demonstrate positive progress. Camera unit sales increased 31% sequentially and 16% year-over-year; subscribers grew 20% year-over-year; we’ve opened more than 2,500 new retail doors since May 2023, putting us ahead of our end-of-year target; and, we returned to profitability on a non-GAAP basis.

Additionally, strong cross-functional execution – including excellence from product design, engineering, manufacturing, marketing, sales, retail merchandising and improved user experience at GoPro.com – led to the successful product launch of HERO12 Black.

Third quarter 2023 revenue was $294 million, ahead of the mid-point of guidance by 5%, and earnings per share was $0.04, ahead of the mid-point of guidance of $0.02.

Revenue for our HERO12 Black flagship camera exceeded expectations in the quarter. In addition, our entry-level price point cameras exceeded expectations, generating 19% of camera revenue and demonstrating there is strong demand for an entry-level priced camera. Third quarter 2023 revenue from our retail channel grew 12% year-over-year to $231 million, or 78% of total revenue. On a unit basis, units sold into retail grew 35% and sell-through at retail grew 29%, respectively, year-over-year.

In the quarter, gross margin was 32.2%, below the mid-point of our guidance of 34%. This was primarily due to the stronger shift in sales to our retail channel combined with strong sales of our entry-level cameras that currently have higher product costs. Looking ahead at our product roadmap, in the second quarter of 2024 we expect to replace our current low margin entry-level camera with a new, entry-level camera at an appropriate product cost point.

Our subscriber base continues to grow, reaching a milestone of 2.5 million subscribers in the third quarter of 2023, or 20% growth year-over-year.

Third quarter results compared to guidance for the same period are as follows:

Third Quarter Results and Prior Guidance

	Q3’23 Results		Q3’23 Guidance
Revenue	$294	M	$280M +/- $10M
Unit sell-through	~750ku		~750ku
Street ASP	$319		~$355
Gross margin	32.2%		34.0% +/- 50bps
Non-GAAP income per share	$0.04		$0.02 +/- $0.02

Notable third quarter 2023 performance highlights:

•Subscription and service revenue grew 16% year-over-year to $25 million
•GoPro subscribers grew 20% year-over-year to 2.5 million
•Estimated sell-through increased 8% year-over-year to approximately 750,000 units, slightly ahead of expectations
•The GoPro subscription attach rate was 40% and attach rates for entry-level priced cameras were nearly 30%
•GAAP loss per share was $0.02 and non-GAAP income per share was $0.04
•Repurchased $10 million of GoPro stock, or 2.6 million shares

Turning to more detail on our financial performance, revenue of $294 million was down 4% year-over-year. Third quarter revenue from our retail channel grew 12% year-over-year to $231 million, or 78% of total revenue. We are pleased to see retail sales continue to spring back as a result of the price move, improving door count and retail efforts including merchandising during the third quarter. As expected, we experienced a decline in product sales on GoPro.com. Product revenue from GoPro.com was $38 million, a year-over-year decline of 50%, representing 13% of total revenue. Subscription and service revenue grew 16% year-over-year to $25 million, or 9% of total revenue. Importantly, we continue to drive our subscriber base across all camera price points.

Looking at third quarter revenue by geography, Americas decreased 6%, Europe decreased 2%, and Asia-Pacific decreased 2% year-over-year, respectively. Looking at sell-in units by geography, Asia-Pacific increased 22%, Americas increased 21% and Europe increased 3% year-over-year, respectively.

Third quarter Street ASP was $319 compared to $383 in Q3’22. In the quarter, 75% of our camera revenue mix was from suggested retail prices of $400 and above, down from 87% in the year-ago quarter. The decrease in ASP was primarily driven by our camera price reductions to drive sales, which is working. Street ASP is defined as total reported revenue divided by camera units shipped.

Third quarter demand as measured via sell-through was approximately 750,000 units, up approximately 8% year-over-year. Every geography experienced unit sell-through growth year-over-year: Europe increased 16%, Americas increased 6%, and Asia Pacific increased 4%. The 16% increase in growth from Europe was due to increasing door count and having products priced appropriately for the market.

In the U.S. market, GoPro sell-through grew 6% in September, year-over-year, which is in contrast to the U.S. consumer electronics market which declined in September. According to Circana, in September 2023, U.S. consumer technology dollars were down 11%, driven by a 10% decline in units as average sales prices fell by 1%.

GoPro continued to grow its subscriber base reaching 2.5 million, or 20% growth year-over-year. Our overall subscription attach rate from cameras sold across all channels was 40%. Additionally, the subscription attach rate for our entry-level cameras was nearly 30%. Our overall subscription attach rate is calculated from cameras purchased through both GoPro.com and at retail and represents the number of new GoPro subscribers in the period over the corresponding number of estimated camera units sold through both GoPro.com and retail channels. Our entry-level camera subscriber attach rate is calculated from entry-level price point cameras purchased on GoPro.com and represents the number of new GoPro subscribers in the period over the corresponding number of estimated entry-level price point camera units sold on GoPro.com.

As a reminder, we focus on driving annual subscriptions rather than monthly subscriptions and are pleased that our annual subscribers account for 90% of our total subscribers, a 6% improvement over the prior year. Our annual subscriber retention rate for the first-year renewal continues to be in a range of 60% and 65%. In addition, annual subscribers renewing for the second year has a retention rate in a range of 70% and 75%. Our annual GoPro subscriber retention rate represents the number of annual subscribers that renewed their subscription in the period.

Turning to expenses, third quarter operating expenses increased 7% year-over-year to $89 million, largely due to our continued investment in research and development to support our product and subscription roadmap.

Turning to the balance sheet, we ended the quarter with $259 million in cash, cash equivalents and marketable securities. Cash decreased $12 million sequentially, primarily from $10 million in share repurchases and decreases in non-GAAP net working capital of $8 million, partially offset by non-GAAP net income of $6 million. Third quarter cash net of debt was $116 million.

We ended the third quarter with inventory of $155 million, flat compared to the same period in the prior year and inventory days were 70, down from 73 days, year-over-year. Our days’ sales outstanding was 33 days, up from 25 days, year-over-year.

Current Outlook
Before going into more detailed guidance, I’d like to frame at a high level where we are as we evolve the business.

Based on the full-year outlook provided today, revenue and unit sales for 2023 are expected to be ahead of what we estimated on our Q2’23 earnings call. We returned to year-over-year unit growth in the third quarter at 16% and expect unit growth to be up approximately 15% year-over-year in the fourth quarter. We increased door count by 13% since the second quarter. Through October, we are tracking to our estimated 1 million units of camera sell-through in the fourth quarter. We returned to non-GAAP profitability in the third quarter and expect to be profitable on a non-GAAP basis in the fourth quarter. These are very positive, early signs that our plans to return GoPro to growth and profitability are working.

Our success in selling more of our entry-level products than initially projected has put pressure on near-term gross margins. We expect margin pressure to continue through Q1 2024 until the replacement of our current low margin entry-level products with a newly designed entry-level camera at a lower product cost expected in the second quarter of 2024.

We continue to invest in innovation, notably in system-on-chip, hardware, accessories and software. In addition, we are expanding marketing and sales capabilities to fuel growth, while also driving efficiencies in other areas of the business. We have prudently tightened operating expenses for 2023, which we expect to be at $365 million, down from $370 million estimated during our last earnings report.

We continue to tightly manage our balance sheet metrics, particularly inventory and DSO. We expect to reduce inventory exiting the fourth quarter to below $100 million, or approximately 40 days. And, we expect to exit 2023 with cash of $300 million, including a minimum of $10 million of stock buy-backs in the fourth quarter, or $40 million in share repurchases for the year.

Our guidance reflects our excitement for the fourth quarter and 2023, and even more so for the future. Looking ahead to 2024, we expect to grow units to a range of 3.3 to 3.5 million, or more than 10% over

2023. That would put revenue in a range of $1.1 to $1.2 billion. We expect to end 2024 with approximately 25,000 doors, or growth of approximately 14%, year-over-year.

We expect to improve gross margin of 32% in 2023 to 37% plus or minus 50bps in 2024 driven by the following factors, by approximately:
•230bps from the introduction of a lower product cost entry level product in Q2 2024
•150bps from price protection incurred in 2023 for our strategic price move
•80bps from identified product cost savings
•70bps from subscription and other improvements

We expect operating expenses to grow modestly from $365 million in 2023 to approximately $385 million in 2024. And, we expect non-GAAP tax expense to be approximately $1.5 million in 2024.

Successfully executing against these assumptions would result in revenue growth, margin expansion, and subscriber growth. In addition, expected earnings leverage is substantial in 2024 and we expect to generate a range of $30 million to $50 million in net income, a solid $60 million to $80 million improvement over 2023.

This profitability improvement will enable us to increase our capital allocation in 2024.

Fourth Quarter 2023 Guidance

Q4'23 Guidance
Revenue	$325M +/- $5M
Unit sell-through	~1,000ku
Street ASP	~$335
Gross margin	33.0% +/- 50bps
Non-GAAP income per share	$0.02 +/- $0.01

For the fourth quarter of 2023, we expect to deliver revenue of approximately $325 million, up 1% year-over-year. We estimate Street ASP in the fourth quarter to be approximately $335, down 11%, year-over-year, and up 5% sequentially. Our expectation, as a result of our pricing, retail expansion and increasing marketing, CRM, product bundles and tactics to improve conversion, is for unit sell-through to increase more than 10% year-over-year to approximately one million units. That said, there may still be macroeconomic pressures that impact consumer confidence and spending in the fourth quarter.

Our guidance assumes channel inventory will reduce during the quarter.

We expect gross margin in the fourth quarter to be 33% at the midpoint of guidance, down from 35% in the prior year quarter, but up from 32.2% in the third quarter of 2023. The year-over-year decline in gross margin percentage is primarily related to reduced camera pricing and higher camera demand at our entry level price point. It’s worth pointing out that we are seeing GoPro subscriber attach rates amongst these entry level camera buyers of nearly 30%, which is helping to drive subscription revenue growth and offset near term margin impact.

We expect subscribers to grow to between 2.5 and 2.6 million by the end of the fourth quarter, or more than 10% growth, year-over-year. Our year end subscriber estimate assumes consistent renewal rates. Due to historic seasonality and gift giving trends, we modeled the fourth quarter subscription attach to last year’s fourth quarter retail attach rate of nearly 30%. As a reminder, our first quarter has the highest subscription attach in the year.

We expect non-GAAP net income per share for the fourth quarter of $0.02 at the midpoint of guidance. We expect shares outstanding to be approximately 166 million shares in the fourth quarter based on our current stock price and anticipated share repurchases in the quarter.

We expect our GAAP effective tax rate in 2023 to be in a range of between 20% to 25%. Non-GAAP tax expense is primarily related to actual cash tax paid as we utilize our U.S. NOLs and other tax attributes to offset tax expenses. We expect non-GAAP tax expense to remain low in a range of $1.5 million to $1.8 million in 2023. And, for the fourth quarter, we expect $0.6 million in non-GAAP tax expense.

Full Year 2023 Guidance

	2023 Guidance Provided in August	Current 2023 Guidance
Revenue	$1.03B +/- $30M	$1.04B +/- $5M
Unit sell-through	~3.0mu	~3.0mu
Street ASP	~$350	~$340
Gross margin	33.0% +/- 50bps	32.0%
Non-GAAP loss per share	($0.18) +/- $0.04	($0.20) +/- $0.02

For 2023, we raised revenue estimates slightly to $1.04 billion, down 5% from 2022. We expect units sold to grow by approximately 9% year-over-year to 3 million units as a result of our recent price moves.

We expect gross margin to be 32% at the midpoint of guidance, which reflects both lower ASPs and the related price protection cost required to achieve lower pricing at retail to drive unit volume.

We expect operating expenses to reduce to $365 million in 2023 from our prior estimate of $370 million, up nearly 11% from 2022, largely driven by investments in research and development and increased marketing, which we expect to have a positive impact on revenue in Q4 and into 2024.

We expect non-GAAP EPS loss of approximately $0.20 at the midpoint for 2023. We expect to be profitable and generate adjusted EBITDA of approximately $13 million in the second half of 2023.

In summary we are pleased by the results in our first full quarter of our growth and TAM expansion plan. We look forward to exciting developments and software releases in the fourth quarter and believe we will enter 2024 with strong momentum and that our strategies will be a catalyst for expanding growth and profitability in 2024 and 2025.